Exhibit 99.1
Press Release

Eagle Bulk Shipping Inc. Reports Second Quarter 2009 Results

   — Second Quarter Revenue increases 42% year-on-year —

—Second Quarter EBITDA increases 22% year-on-year —

NEW YORK, NY, August 5, 2009 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the second quarter of 2009.

Second quarter 2009 highlights included:

•
Net income was $13.3 million or $0.26 per share (based on a weighted average of 52.3 million shares), compared to net income of $14.9 million or $0.32 per share (based on a weighted average of 47.1 million shares) in the second quarter of 2008.

•	Net Revenues were $53.0 million, up 42% from $37.2 million in the second quarter of 2008. Gross time charter revenue increased by 43% to $55.9 million, from $39.2 in the second quarter of 2008.
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, increased by 22% to $33.8 million, from $27.8 million in the second quarter of 2008.
•	Fleet utilization rate for the second quarter was 99.7%.
•	Successful completion of a $100 million offering of common stock. A portion of the proceeds will be used to repay debt.
•	Total cash and cash equivalents increases to $142 million.

Subsequent to the end of the second quarter, Eagle Bulk successfully amended its revolving credit facility on terms that will provide the Company with enhanced financial flexibility.  Under this amendment, the collateral covenants which were based on vessel market values are now based on vessel book values. Collateral covenants will revert to vessel market values only when the drybulk market recovers, enabling provisions of the original facility to be met for two consecutive quarters. Among other amendments, the EBITDA to interest coverage ratio has been reduced to 1.2x until June 2011, then will be 1.3x until provisions of the original facility are met for two consecutive quarters. Interest will be borne at Libor plus a margin of 2.5%. The non-amortizing revolving credit facility has been amended from $1.35 billion to $1.2 billion with maturity in July 2014, and the Company will use half the net proceeds from any equity issuance to repay debt and reduce the facility. The Company will continue to draw on the facility to fund its newbuilding commitments, and this agreement further supports the funding for the remainder of its newbuilding program.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "We are pleased to report another quarter marked by steady cash flow and stellar operating performance.  These achievements validate the Company's disciplined chartering strategy amid uncertainty in the dry bulk market, and significant charter cover for the balance of 2009 will ensure revenue stability going forward.  Going forward, we also see the potential for upside from open capacity and indexed charters in a strengthening rate environment, as well as our on-plan fleet expansion program."

Mr. Zoullas continued, "Furthermore, our cash position at the close of the quarter of $142 million, in conjunction with the comprehensive credit facility amendment which we announced today, strengthens our balance sheet and will ensure we execute responsibly on our corporate growth initiatives."

Separately, the Company announced that it has entered into an agreement with Delphin Shipping LLC, a newly formed Marshall Islands limited liability company affiliated with Kelso & Co., a private equity firm and Eagle Bulk's Chief Executive Officer Sophocles Zoullas who has agreed to serve as Delphin's non-executive chairman. Delphin has been formed to take advantage of opportunities in the shipping sector, including drybulk and other sectors.  Eagle Bulk will have the initial opportunity to acquire any dry bulk vessels being evaluated for purchase by Delphin and will have a right of first offer on the sale of any drybulk vessel by Delphin. The Company will provide commercial and technical supervisory management services for the dry bulk vessel investments of Delphin which will provide additional fee income and cost savings to the Company from the economies of scale generated by operating a large fleet of dry bulk vessels.

Results of Operations for the three month period ended June 30, 2009

For the second quarter of 2009, the Company reported net income of $13,347,535 or $0.26 per share, based on a weighted average of 52,295,221 diluted shares outstanding. In the comparable second quarter of 2008, the Company reported net income of $14,906,130 or $0.32 per share, based on a weighted average of 47,123,585 diluted shares outstanding.

All of the Company's revenues were earned from time charters. Gross time charter revenues in the quarter ended June 30, 2009 were $55,933,747, an increase of 43% from $39,170,513 recorded in the comparable quarter in 2008, primarily due to the operation of a larger fleet. Third party brokerage commissions incurred on those gross revenues were $2,912,409 and $1,947,313, respectively. Net revenues during the quarter ended June 30, 2009, increased 42% to $53,021,338 from $37,223,200 in the comparable quarter in 2008.

Total operating expenses were $32,918,240 in the quarter ended June 30, 2009 compared to $19,750,394 recorded in the second quarter of 2008. The increase was due to operation of a larger fleet, increases in vessel crew and insurance costs, general and administrative expenses, and vessel depreciation expenses.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 22% to $33,804,619 for the second quarter of 2009, from $27,802,569 for the second quarter of 2008. (Please see below for a reconciliation of EBITDA to net income).

Results of Operations for the six month period ended June 30, 2009

For the six months ended June 30, 2009, the Company reported net income of $30,584,316 or $0.62 per share, based on a weighted average of 49,686,359 diluted shares outstanding. In the comparable period of 2008, the Company reported net income of $29,251,940 or $0.62 per share, based on a weighted average of 47,047,552 diluted shares outstanding.

All of the Company's revenues were earned from time charters. Gross time charter revenues for the six-month period ended June 30, 2009 were $114,555,447, an increase of 47% from $77,781,434 recorded in the comparable period in 2008, primarily due to the operation of a larger fleet. Brokerage commissions incurred on those gross revenues were $5,556,443 and $3,872,218, respectively. Net revenues during the six-month period ended June 30, 2009, increased 47% to $108,999,004 from $73,909,216 in the comparable period in 2008.

Total operating expenses were $65,183,381 in the six-months ended June 30, 2009 compared to $40,126,853 recorded in the same period of 2008. The increase was due to operation of a larger fleet, increases in vessel crew and insurance costs, general and administrative expenses, and vessel depreciation expenses.
EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 28% to $71,065,186 for the six months ended June 30, 2009, from $55,350,374 for the same period in 2008. (Please see below for a reconciliation of EBITDA to net income).

Liquidity and Capital Resources

Net cash provided by operating activities during the six month periods ended June 30, 2009 and 2008, was $66,456,504 and $49,815,118, respectively, as the Company's fleet days increased to 4,413 days from 3,294 days.

Net cash used in investing activities during the six month period ended June 30, 2009, was $60,498,258, compared to $159,879,332 during the corresponding six month period ended June 30, 2008. Investing activities during the six month period ended June 30, 2009 related primarily to progress payments and related construction expenses for the newbuilding vessels.

Net cash provided by financing activities during the six month period ended June 30, 2009, was $114,092,565, compared to net cash provided by financing activities of $20,157,135 during the corresponding six month period ended June 30, 2008. During the six month ended June 30, 2009, the Company received $97,291,046 in net proceeds from the sale of shares of common shares of the Company, and borrowed $19,505,000 from our revolving credit facility.

As of June 30, 2009, our cash balance was $129,259,673, compared to a cash balance of $9,208,862 at December 31, 2008. In addition, $12,500,000 in cash deposits are maintained with the Company's lender for loan compliance purposes and this amount is recorded in Restricted cash in the financial statements as of June 30, 2009.

At June 30, 2009, the Company had outstanding debt of $809,106,403 which was borrowed under its revolving credit facility. Under the third amendment, as discussed above, the Company, in the third quarter of 2009, will incur a fee of 0.25% of the revised facility amount and will record a charge of approximately $3.4 million relating to the write-off deferred financing fees.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Net Income	$13,347,535	$14,906,130	$30,584,316	$29,251,940
Interest Expense	6,815,853	3,449,217	13,302,170	6,799,470
Depreciation and Amortization	10,943,247	7,390,982	21,234,163	14,727,021
Amortization of fair value below market of time charters acquired	(647,449)	—	(1,297,180)	—
EBITDA	30,459,186	25,746,329	63,823,469	50,778,431
Adjustments for Exceptional Items:
Non-cash Compensation Expense	3,345,433	2,056,240	7,241,717	4,571,943
Credit Agreement EBITDA	$33,804,619	$27,802,569	$71,065,186	$55,350,374

Summary Consolidated Financial and Other Data:

The following table summarizes the Company's selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Revenues, net of Commissions	$53,021,338	$37,223,200	$108,999,004	$73,909,216

Vessel Expenses	12,933,808	7,596,479	26,005,005	15,587,740
Depreciation and Amortization	10,943,247	7,390,982	21,234,163	14,727,021
General and Administrative Expenses	9,041,185	4,762,933	17,944,213	9,812,092

Total Operating Expenses	32,918,240	19,750,394	65,183,381	40,126,853

Operating Income	20,103,098	17,472,806	43,815,623	33,782,363

Interest Expense	6,815,853	3,449,217	13,302,170	6,799,470
Interest Income	(60,290)	(882,541)	(70,863)	(2,269,047)

Net Interest Expense	6,755,563	2,566,676	13,231,307	4,530,423

Net Income	$13,347,535	$14,906,130	$30,584,316	$29,251,940

Weighted Average Shares Outstanding :

Basic	52,252,714	46,763,160	49,656,431	46,757,849
Diluted	52,295,221	47,123,585	49,686,359	47,047,552
Per Share Amounts:

Basic Net Income	$0.26	$0.32	$0.62	$0.63
Diluted Net Income	$0.26	$0.32	$0.62	$0.62
Cash Dividends Declared and Paid	—	$0.50	—	$1.00

Fleet Operating Data
Number of Vessels in Operating fleet	25	20	25	20
Fleet Ownership Days	2,275	1,656	4,413	3,294
Fleet Available Days	2,249	1,617	4,386	3,255
Fleet Operating Days	2,242	1,616	4,370	3,249
Fleet Utilization Days	99.7%	99.9%	99.6%	99.8%

CONSOLIDATED BALANCE SHEETS:

	June 30, 2009	December 31, 2008
ASSETS:	(Unaudited)
Current assets:
Cash and cash equivalents	$129,259,673	$9,208,862
Accounts receivable	5,373,408	4,357,837
Prepaid expenses	3,509,698	3,297,801
Other assets	1,901,716	—
Total current assets	140,044,495	16,864,500
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $104,123,826 and $84,113,047, respectively	929,255,162	874,674,636

Advances for vessel construction	397,350,804	411,063,011
Other assets, net of accumulated amortization of $13,689 and $4,556, respectively	271,801	219,245
Restricted cash	12,776,056	11,776,056
Deferred drydock costs, net of accumulated amortization of $6,236,900 and $5,022,649, respectively	3,851,375	3,737,386
Deferred financing costs	23,312,392	24,270,060
Fair value above contract value of time charters acquired	4,531,115	4,531,115
Fair value of derivative instruments	5,973,180	15,039,535
Total noncurrent assets	1,377,321,885	1,345,311,044
Total assets	$1,517,366,380	$1,362,175,544
LIABILITIES & STOCKHOLDERS' EQUITY Current liabilities:
Accounts payable	$2,787,392	$2,037,060
Accrued interest	6,708,273	7,523,057
Other accrued liabilities	8,154,492	3,021,975
Deferred revenue and fair value below contract value of time charters acquired	10,773,151	2,863,184
Unearned charter hire revenue	5,678,084	5,958,833
Total current liabilities	34,101,392	21,404,109
Noncurrent liabilities:
Long-term debt	809,106,403	789,601,403
Fair value below contract value of time charters acquired	26,549,512	29,205,196
Fair value of derivative instruments	40,605,203	50,538,060
Total noncurrent liabilities	876,261,118	869,344,659
Total liabilities	910,362,510	890,748,768
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 61,968,034 and 47,031,300 shares issued and outstanding	619,680	470,313
Additional paid-in capital	718,218,555	614,241,646
Retained earnings (net of dividends declared of $262,188,388)	(77,202,342)	(107,786,658)
Accumulated other comprehensive loss	(34,632,023)	(35,498,525)
Total stockholders' equity	607,003,870	471,426,776
Total liabilities and stockholders' equity	$1,517,366,380	$1,362,175,544

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Six Months Ended
	June 30, 2009	June 30, 2008
Cash flows from operating activities:
Net income	$30,584,316	$29,251,940
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation and amortization	20,019,912	13,477,780
Amortization of deferred drydocking costs	1,214,251	1,249,241
Amortization of deferred financing costs	509,514	123,219
Amortization of fair value below contract value of time charter acquired	(1,297,180)	—
Non-cash compensation expense	7,241,717	4,571,943
Changes in operating assets and liabilities:
Accounts receivable	(1,015,571)	(906,383)
Other assets	(1,901,716)	—
Prepaid expenses	(211,897)	(961,110)
Accounts payable	750,332	(1,847,186)
Accrued interest	487,835	3,752,504
Accrued expenses	4,990,685	983,705
Drydocking expenditures	(1,186,408)	(1,499,764)
Deferred revenue	6,551,463	—
Unearned charter hire revenue	(280,749)	1,619,229

Net cash provided by operating activities	66,456,504	49,815,118

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(60,436,569)	(159,809,658)
Purchase of other assets	(61,689)	(69,674)

Net cash used in investing activities	(60,498,258)	(159,879,332)

Cash flows from financing activities:
Issuance of Common Stock	99,999,997	237,327
Equity issuance costs	(2,708,951)	—
Bank borrowings	19,505,000	68,451,753
Changes in restricted cash	(1,000,000)	(1,151,440)
Deferred financing costs	(1,296,994)	(616,685)
Cash used to settle net share equity awards	(406,487)	—
Cash dividends	—	(46,763,820)

Net cash provided by financing activities	114,092,565	20,157,135

Net increase/(decrease) in cash	120,050,811	(89,907,079)
Cash at beginning of period	9,208,862	152,903,692
Cash at end of period	$129,259,673	$62,996,613

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of June 30, 2009:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal (2)	2004	55,362	July to September 2009	$12,000
Condor	2001	50,296	May to July 2010	$22,000
Falcon (3)	2001	51,268	April to June 2010	$39,500
Griffon (4)	1995	46,635	February 2010 to May 2010	$9,500
Harrier (5)	2001	50,296	April to June 2010	$13,500
Hawk I (6)	2001	50,296	May 2010 to August 2010	$13,000
Heron (7)	2001	52,827	January 2011 to May 2011	$26,375
Jaeger (8)	2004	52,248	October 2009 to January 2010	$10,100
Kestrel I (9)	2004	50,326	March 2010 to July 2010	$11,500
Kite (10)	1997	47,195	September 2009 to January 2010	$9,500
Merlin (11)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I (12)	2002	50,206	October 2009 to December 2009	$25,000
Peregrine (13)	2001	50,913	December 2009 to March 2010	$8,500
Sparrow (14)	2000	48,225	February 2010 to May 2010	$10,000
Tern (15)	2003	50,200	December 2009 to March 2010	$8,500
Shrike	2003	53,343	May 2010 to Aug 2010	$25,600
Skua (16)	2003	53,350	July 2009 to August 2009	$17,500
			September 2010 – November 2010	Index
Kittiwake (17)	2002	53,146	August 2009	Short Term
			June 2010 – September 2010	Index
Goldeneye (18)	2002	52,421	May 2010 to July 2010	Index
Wren (19)	2008	53,349	Feb 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000 (with profit share)
Redwing (20)	2007	53,411	August 2009 to September 2009	$50,000
			August 2010 – October 2010	Index
Woodstar (21)	2008	53,390	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with profit share)
Crowned Eagle	2008	55,940	September 2009 – December 2009	$16,000
Crested Eagle (22)	2009	55,989	December 2009 – March 2010	$10,500
Stellar Eagle	2009	55,989	February 2010 – May 2010	$12,000

________________________

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)	The charter rate on the CARDINAL changed in June 2009 to $12,000 per day until September 2009.
(3)	The charterer of the FALCON has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.
(4)
In March 2009, upon completion of the previous time charter, the GRIFFON commenced a new short term charter at $10,500 per day. Upon completion of this charter, the vessel will enter a new charter for 11 to 13 months at a rate of $9,500 per day

(5)	In June 2009, upon completion of the previous time charter, the HARRIER commenced a new charter at $13,500 per day.
(6)	In June 2009, the HAWK concluded its short term charter at $12,800 per day and commenced a new one year charter at $13,000 per day.
(7)
The charterer of the HERON has an option to extend the charter period by 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(8)
In December 2008, the JAEGER commenced a charter for one year at an average daily rate of approximately $10,100 based on a charter rate of $5,000 per day for the first 50 days and $11,000 per day for the balance of the year.

(9)	In April 2009, upon completion of the previous time charter, the KESTREL commenced a new charter for 11 to 13 months at a rate of $11,500 per day.
(10)
In March 2009, the charterer of the KITE paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $21,000 and a new rate of $9,500 per day. This amount has been recorded in Deferred Revenue in the Company's financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $21,000 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(11)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(12)	The charterer of the OSPREY has an option to extend the charter period by 11 to 13 months at a time charter rate of $25,000 per day.
(13)	In January 2009, upon completion of the previous time charter, the PEREGRINE commenced a new charter at $8,500 per day.
(14)
In March 2009, the charterer of the SPARROW paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $34,500 and a new rate of $10,000 per day. This amount has been recorded in Deferred Revenue in the Company's financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $34,500 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(15)	In January 2009, upon completion of the previous time charter, the TERN commenced a new charter at $8,500 per day.
(16)
Upon conclusion of the previous time charter in May 2009, the SKUA commenced a short term charter at $17,500 per day.  Subsequently, the SKUA will enter into an index based charter for one year with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(17)
Upon conclusion of the previous time charter, in July 2009, the KITTIWAKE performed a short term charter at $18,000 per day. Subsequently, the KITTIWAKE will enter into an index based charter for one year with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(18)
Upon conclusion of the previous time charter, in June 2009, the GOLDENEYE commenced an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 50 days of the charter the index rate is $15,000 per day.

(19)
The WREN has entered into a long-term charter. The charter rate until February 2012 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.

(20)
Upon conclusion of the current time charter, the REDWING will commence an index based one year charter with a minimum rate of $8,500 per day. The index rate will be an average of the trailing Baltic Supramax Index for each 15 day hire period. For the first 45 days of the charter the index rate will be a maximum of $19,000 per day.

(21)
The WOODSTAR has entered into a long-term charter. The charter rate until January 2014 is $18,300 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,152.

(22)
The charterer of the CRESTED EAGLE has an option to extend the charter period by 11 to 13 months at a base time charter rate of $11,500 plus 50% of the difference between the base rate and the BSI time charter average (provided the BSI TC average is greater than the base rate). The profit share to be calculated each month based on the trailing BSI TC average for the month.

The following table, as of June 30, 2009, represents certain information about the Company's newbuilding vessels being constructed and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Bittern	58,000	Sep 2009	Dec 2014	$18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Canary	58,000	Nov 2009	Jan 2015	$18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane	58,000	Jan 2010	Feb 2015	$18,850	—
			Feb 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Thrasher	53,100	Nov 2009	Feb 2016	$18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet	53,100	Jan 2010	Mar 2016	$18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Egret (4)	58,000	Jan 2010	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Gannet (4)	58,000	Feb 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Grebe(4)	58,000	Mar 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
Ibis (4)	58,000	Apr 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	May 2010	Sep 2015	$18,500	50% over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	Jun 2010	Oct 2015	$18,500	50% over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	Jul 2010	Dec 2016 to Dec 2017	$18,400	—
Thrush	53,100	Nov 2010	Charter Free	—	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000

CONVERTED INTO OPTIONS
Snipe (6)	58,000	Jan 2012	Charter Free	—	—
Swift (6	58,000	Feb 2012	Charter Free	—	—
Raptor (6	58,000	Mar 2012	Charter Free	—	—
Saker (6	58,000	Apr 2012	Charter Free	—	—
Besra (5,6)	58,000	Oct 2011	Charter Free	—	—
Cernicalo (5,6)	58,000	Jan 2011	Charter Free	—	—
Fulmar (5,6)	58,000	Jul 2011	Charter Free	—	—
Goshawk (5,6)	58,000	Sep 2011	Charter Free	—	—

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(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(5)	Options for construction declared on December 27, 2007.
(6)	Firm contracts converted to options in December 2008.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, August 6, 2009, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 866-356-4441 in the U.S., or 617-597-5396 outside of the U.S., and reference participant code 49500536. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until August 20, 2009. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 71738724.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping, Inc., headquartered in New York City, is a leading global owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500
     Investor Relations / Media:
     Jon Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.

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